MADECO S.A. BYLAWS

Madeco S.A. is an open stock corporation constituted by a Public Document dated April 3, 1944, granted by Santiago Notary, Mr. Jorge Gaete Rojas, a copy of which is recorded in Folio 1,099 No. 946 of the Santiago Registry of Commerce of 1944, and published in the Official Daily on May 4, 1944. Its existence is authorized by Ministry of Finance Decree No. 1740 of April 26, 1944, recorded in Folio 1,105 No. 947 of the Santiago Registry of Commerce of 1944, and published in the Official Daily on May 4, 1944, and recorded in the Superintendencia de Valores y Seguros (Superintendency of Securities and Insurance, or "SVS") at No. 251 on July 20, 1984. The most recent amendment to the Bylaws, which is included in this revised text, evidences the public document dated November 15, 2002, granted by Santiago Notary, Mr. Sergio Henríquez Silva, a copy of which is recorded in Folio 31,487 No. 25,522 of the Santiago Registry of Commerce of 2002, with a note at the margin of the original corporate entry, and published in the Official Daily on November 22, 2002.

TITLE ONE

NAME, DOMICILE, TERM AND PURPOSE OF THE CORPORATION

ARTICLE ONE: An open stock corporation is hereby constituted under the name "MADECO S.A.", which shall be governed according to the provisions of these bylaws, and where silent herein, by the rules of Law No. 18,046, of October 22, 1981, and further applicable legal or regulatory provisions and any future rulings.

ARTICLE TWO: The domicile of the Corporation is the city of Santiago, although agencies, branches, offices, etc., may be established in other cities of the Republic or abroad by an agreement of the Board of Directors.

ARTICLE THREE: The term of the Corporation shall be indefinite.

ARTICLE FOUR: The purpose of the Corporation shall be to transform copper and other metals and alloys into sheets, plates, bands, pipes, bars, structural shapes, cables and other manufactured products; the manufacture, marketing, import and export, for itself or on behalf of others, of these products and any supplemental or accessory products; to conduct any type of activity related to telecommunications in any form; to perform services related to the products and activities referred to above and to act as a representative. Likewise, its purpose shall be the exploration and exploitation of mineral and ore deposits of any nature; to file, grant and establish claims and mining rights to all kinds of mineral substances; to develop mineral and ore deposits and beds, to process any products extracted therefrom and carry out any acts with respect to such claims and mining rights. Its purpose shall also be to cultivate agricultural fields and industrialize and commercialize any type of product evolving from the agriculture and farming industry. In addition, its purpose shall be to manufacture and market all types of containers and packaging and provide services in this area.

TITLE TWO

CORPORATE CAPITAL AND STOCK

ARTICLE FIVE: The capital of the Corporation is $217,442,506,846 (Chilean Pesos) divided into 6,037,733,028 registered shares with no par value. Notwithstanding the above, in accordance Article 10 of Law No. 18,046, the capital and the value of the shares are understood to carry full rights subject to approval of the balance sheet for each fiscal year.

ARTICLE SIX: The shares shall be paid in cash or other assets and as to subscription, payment, rights and obligations they shall be governed by the rules of Law No. 18,046. A shareholder in default may be subject to legal action either by ordinary proceedings or executory action, as the case may be.

ARTICLE SEVEN: The share certificates shall be registered, and the form, issuance, delivery, replacement, exchange, transfer, transmittal and cancellation of the certificates shall be subject to the rules of Law No. 18,046, the Chilean Corporations Act and its amendments. Shareholders have the right to withdraw from the Corporation following payment for the value of their shares in the cases and pursuant to the rules established in Articles 69 and numerically subsequent provisions of Law No. 18,046.

TITLE THREE

ADMINISTRATION OF THE CORPORATION

ARTICLE EIGHT: The Corporation shall be administered by a Board of Directors, without prejudice to the powers held by the Annual Shareholders' Meeting.

ARTICLE NINE: The Board of Directors shall be composed of seven members elected by the Annual Shareholders' Meeting.

ARTICLE TEN: The Directors shall hold office for three years and may be reelected indefinitely, on each such occasion totally reelecting the Board of Directors. The Directors shall continue to hold office following expiration of their terms if the Annual Shareholders' Meeting called to replace or reelect them fails to meet, in which case the Board of Directors shall convene a shareholders' meeting within a period of 30 days to make such appointments.

ARTICLE ELEVEN: It is not necessary to be a shareholder in order to be elected a Director.

ARTICLE TWELVE: Each time an election of the Board of Directors occurs at an Annual Shareholders' Meeting, a President shall be elected from among its members. Likewise, a Director shall be designated to act for the President in his absence or inability, and shall hold the title of Vice President.

ARTICLE THIRTEEN: Each Director shall receive as remuneration for his services the amount fixed annually by the Annual Shareholders' Meeting. Any remuneration which the Directors receive, in whatever capacity it is received, shall be reported to the Annual Shareholders' Meeting, and shall appear in the Annual Report in a detailed, separate form.

ARTICLE FOURTEEN. Meetings of the Board of Directors shall be ordinary or extraordinary. Ordinary meetings shall be held on dates predetermined by the Board of Directors. Extraordinary meetings shall be held when expressly called by the President himself or at the request of one or more Directors, subject to approval of the need for such meeting by the President, except in cases when requested by a majority of the Directors in office. Pursuant to law, the Board of Directors shall also meet when required by resolution of the SVS. Ordinary meetings of the Board of Directors shall be held at least once a month. The notice to the Directors, whether for ordinary or extraordinary meetings, shall be made by letter sent to the address on file with the Corporation.

ARTICLE FIFTEEN: Meetings of the Board of Directors shall be convened when attended by a majority of the members in office, as a minimum, and resolutions shall be passed by majority vote of the Directors present. In the event of a tie, the President or the person acting in his place shall cast the deciding vote.

ARTICLE SIXTEEN: The Board of Directors shall have the fullest possible powers to act in name and on behalf of the Corporation and to carry out transactions related to the purposes for which the Corporation was constituted, to represent the Corporation judicially and extra-judicially, and with respect to matters regarding the performance of the corporate purpose which do not require accreditation of third parties, it is vested with all the powers of administration and disposition which the law or these Bylaws do not delegate exclusively to the Annual Shareholders' Meeting, including those acts or contracts with respect to which the law requires special powers. The Board of Directors may delegate part of its powers to senior managers, managers or attorneys of the Corporation, to one director or a committee of directors, and for purposes that are specifically designated for other persons. The Board of Directors shall likewise: (a) give the shareholders and the general public sufficient, reliable and timely information related to essential facts of the Corporation and its business at the time such occur or come to their knowledge, and likewise, report the legal, economic and financial condition of the Corporation; (b) appoint, remove and fix the remuneration and the powers of the Chief Executive Officer, senior managers and managers and other employees or persons whose services are required by the Corporation. The Board of Directors may grant the Chief Executive Officer and other employees of the Corporation any share or commissions it deems advisable in the net profits, sales, production, etc.; (c) designate a person to perform the office of Secretary of the Board of Directors and the Annual Shareholders' Meeting and fix remuneration for these services. This designation may become the responsibility of the Chief Executive Officer of the Corporation. (d) acquire for the Corporation shares of its own issuing, pursuant to the provisions of Article 27 and any other relevant provisions of Law No. 18,046; (e) decide to convene the Annual Shareholders' Meeting in the cases provided under Article 58 of Law No. 18,046; (f) present the Annual Shareholder' Meeting each year with the Annual Report and the Balance Sheet of the corporate activities and an inventory of stock, and propose the distribution of profits. Notwithstanding, the Board of Directors may decide to distribute provisional dividends during the fiscal year which shall be drawn from the profits for that year, provided that there are no aggregate losses and that the respective Directors who concur with this arrangement assume personal responsibility for such action.

ARTICLE SEVENTEEN: Without limiting the powers conferred upon the Chief Executive Officer, the President of the Board of Directors of the Corporation or the person designated to act for him/her will be authorized to sign in representation of the Corporation all public and private legal instruments which are necessary to perfect any contractual agreement approved by the Board of Directors, whether or not formalized. The above shall not restrict the power of the Board of Directors to appoint in special cases another person for these purposes or to assemble the Directors who have attended the respective meeting to grant such powers. In the instrument that is granted, there shall be inserted the relevant part of the minutes of the meeting of the Board of Directors at which the agreement to enter into such contract that requires their approval was adopted, as provided in these Bylaws, by law or by the Chilean Corporations Act.

ARTICLE EIGHTEEN: The Directors shall cease to hold office for any incompatibility referred to in Articles 35 and 36 of Law No. 18,046 and other relevant legal provisions, for not attending three consecutive meetings for causes not deemed sufficient by the Board of Directors, for leaving the country for more than three months, death, unexpected legal incapacity, disability or resignation. Notwithstanding, Directors whose absence results from a specific mission entrusted to them by the Corporation shall continue to hold office. In the event of a vacancy by a Director, the Corporation shall proceed with a total reelection of the Board of Directors at the next Annual Shareholders' Meeting, and a substitute Director shall be designated in the interim.

ARTICLE NINETEEN: The form of recording the deliberations and resolutions of the Board of Directors shall be subject to the rules contained in Article 48 of Law No. 18,046 and any other applicable provisions.

ARTICLE TWENTY: The Directors shall be subject to the obligations, responsibilities and restrictions, and shall enjoy the rights of all applicable legal provisions established in Law No. 18,046, and shall be personally responsible for all acts they exercise in the performance of office. A Director who wishes to avoid responsibility for an act or agreement of the Board of Directors shall evidence his opposition in the minutes of the meeting and such act shall be brought to the attention of the Annual Shareholders' Meeting, at its next meeting, by the President of the Corporation.

TITLE FOUR

THE PRESIDENT

ARTICLE TWENTY-ONE: The President of the Corporation shall have, in addition to the special powers conferred by these Bylaws, the following powers and obligations: (a) to preside at meetings of the Board of Directors and the Annual Shareholders' Meeting; (b) to ensure that the Bylaws, the Chilean Corporations Act and resolutions of the Board of Directors are strictly complied with; (c) to call meetings of the Board of Directors; (d) to propose to the Board of Directors any measures needed to develop the business of the Corporation and office rules in the various service branches; (e) to reprimand employees who fail to comply with their duties and in extreme cases recommend dismissal to the Board of Directors; and (f) to sign the Annual Report and the notes and resolutions passed by the Annual Shareholders' Meeting and the Board of Directors.

ARTICLE TWENTY-TWO: In the event of absence or inability by the President of the Corporation, the Vice President shall assume the duties of President, and in the Vice President's absence such duties shall be performed by a Director designated for this purpose by the Board of Directors.

TITLE FIVE

THE CHIEF EXECUTIVE OFFICER

ARTICLE TWENTY-THREE: The Corporation shall have a Chief Executive Officer whose duties shall not be compatible with those of a Director. The Chief Executive Officer shall be an employee of the Corporation duly appointed by the Board of Directors and shall act with the power and authority given to him by special mandate. The Board of Directors may also appoint marketing and technical managers at the Corporation's principal place of business, its branches and agencies.

ARTICLE TWENTY-FOUR: The Chief Executive Officer shall be responsible for: (a) organizing the services and offices of the Corporation, including its accounting practices, and enforcement of the Bylaws and the Chilean Corporations Act; (b) executing the resolutions of the Board of Directors and performing the office of Secretary of the Board of Directors and the Annual Shareholders' Meeting in any period during which the Board of Directors has not appointed another person for this duty; (c) being the legal representation of the Corporation under the authority granted in both sections of Article 7 of the Code of Civil Procedure; and (d) maintaining the custody of the books and corporate registers and assuring that these are maintained with the regularity required by the applicable regulations. He shall likewise be responsible for compliance with the provisions established in Article 7 of Law No. 18,046.

ARTICLE TWENTY-FIVE: The Chief Executive Officer shall have the right to speak at meetings of the Board of Directors and shall respond along with members of the Board of Directors to charges of illegal or prejudicial acts when he has not clearly evidenced his opinion to the contrary in the minutes. The Chief Executive Officer shall be held responsible by the Corporation for faithful compliance with the tax, pension and labor laws and other legal provisions and regulations applicable to corporations. Any fines or sanctions incurred by the Corporation for violation of such laws and regulations shall be attributed to the Chief Executive Officer unless it is determined that he is not at fault. The senior managers and persons acting on their behalf shall be subject to the obligations, responsibilities and restrictions which Law No. 18,046 imposes upon Directors with respect to performance of their responsibilities.

TITLE SIX

SHAREHOLDERS' MEETING

ARTICLE TWENTY-SIX: The Shareholders' Meetings shall be either Annual or Extraordinary. Annual meetings shall be convened once a year during the months of February, March or April to resolve the following matters: ONE: Analysis of the financial condition of the Corporation and reports of the Independent External Auditors and Accounts Examiners, and approval or rejection of the Annual Report, the balance sheet and the financial statements presented by the administrators of the Corporation; TWO: Distribution of earnings for the fiscal year and, in particular, distribution of dividends; THREE: Election or reelection of the members of the Board of Directors and administrative auditors; FOUR: Fixing remuneration for the Board of Directors, selecting a newspaper to publish calls for meetings and, in general, resolving any other matters which it is empowered to resolve under these Bylaws or the laws of Annual Shareholders' Meetings, and any matters of corporate interest which are not specifically delegated to Extraordinary Shareholders' Meetings. Extraordinary Shareholders' Meetings shall be convened at any time deemed necessary in the Corporation's interest and in particular when resolving the following special matters: ONE: Dissolution of the Corporation; TWO: Reorganization, merger or restructuring of the Corporation and amendment of its Bylaws; THREE: Issuance of notes and debentures convertible into shares; FOUR: Transfer or disposal of fixed assets and debts of the Corporation or its total assets; FIVE: Granting collateral or personal guarantees in pledge of obligations of third parties, except with respect to corporate affiliates, in which case approval by the Board of Directors shall suffice; SIX: Any other matters which by law or under these Bylaws are within the authority or competency of Extraordinary Shareholders' Meetings.

ARTICLE TWENTY-SEVEN: Matters involving dissolution, reorganization, merger or restructuring of the Corporation, amendment of Bylaws, issuance of notes or debentures convertible into shares and transfer of fixed assets, debt or total assets of the Corporation may only be resolved at Extraordinary Shareholders' Meetings in the presence of a Notary.

ARTICLE TWENTY-EIGHT: The call for a shareholders' meeting shall be made by a conspicuous public notice published at least three times on different days in the newspaper of the Corporation's principal place of business as determined by the shareholders' meeting or, in the absence of such determination or in the event of suspension of circulation or closing of the designated newspaper, published in the Diario Oficial in accordance with the time, form and conditions established by the Chilean Corporations Act. Further, the call shall be sent by mail to each shareholder at least fifteen days in advance of the date of the meeting, and shall contain a reference to the agenda of the meeting.

ARTICLE TWENTY-NINE: A quorum at a shareholders' meeting on first call will consist of the absolute majority of issued stock entitled to vote, i.e. at least 50% plus one of the issued stock entitled to vote, unless a higher percentage is required by law or these Bylaws to be present. If the meeting is adjourned for lack of quorum, the subsequent meeting will be deemed to have a quorum regardless of the number of shares entitled to vote that attend. The second call for meeting shall be convened within 45 days following the date set for the meeting which was not held. Holders of share certificates recorded in the Share Registry five days prior to the date of the respective meeting to be convened shall have the right to speak and vote at such meeting.

ARTICLE THIRTY: Resolutions of the shareholders' meetings shall be adopted by absolute majority vote of the shares present or represented having voting rights. Resolutions related to the following matters may be constituted and approved by affirmative vote of two-thirds of the shares issued with voting rights: ONE: Reorganization or restructuring of the Corporation or merger with another corporation; TWO: Amendment of the duration of the Corporation; THREE: Early dissolution of the Corporation; FOUR: Changing the location of the corporate headquarters; FIVE: Reduction in capital stock; SIX: Approval of equity contributions and appraisal of non-monetary assets; SEVEN: Amendment of the powers reserved for the shareholders' meetings or of the limitations of the authority of the Board of Directors; EIGHT: Reduction in the number of members of the Board of Directors; NINE: Transfer or disposal of fixed assets, debt or total assets of the Corporation; TEN: Form of distribution of corporate earnings.

ARTICLE THIRTY-ONE: At all elections held by the shareholders' meetings, the voting procedure shall be one vote per share held or represented, and votes may be consolidated in favor of one person or distributed in any manner deemed advisable; the person who receives the highest number of votes in a single voting shall be declared elected and so forth until completion of the number of persons to be elected. The above shall not prevent the shareholders present with voting rights to unanimously agree to omit the ballot voting procedure and proceed with a voice vote of yeas or nays.

ARTICLE THIRTY-TWO: The deliberations and resolutions of the shareholder's meeting shall be recorded in a special book of minutes maintained by the titular Secretary or by the Chief Executive Officer, as the case may be, in compliance with the provisions of the law and the Chilean Corporations Act.

TITLE SEVEN

ADMINISTRATIVE AUDITORS

ARTICLE THIRTY-THREE: Each year the Annual Shareholders' Meeting shall designate independent external auditors to review the Corporation's accounting procedures, inventory, balance sheets and other financial statements, and the auditors shall send a written report containing the results of their audit to the next Annual Shareholders' Meeting. The auditors shall have the right to speak at meetings and shall have the duties and powers established in the Chilean Corporations Act.

ARTICLE THIRTY-FOUR: The Annual Shareholders' Meeting shall also appoint two persons who are shareholders to perform the duties of accounts examiners, overseeing the corporation's business transactions and operations and reviewing and inspecting the performance of the administrators.

ARTICLE THIRTY-FIVE: The Accounts Examiners may be compensated for their duties, and the Annual Shareholders' Meeting shall determine such amounts, if any.

TITLE EIGHT

ANNUAL REPORT, BALANCE SHEET AND DISTRIBUTION OF PROFITS

ARTICLE THIRTY-SIX: Each year on the 31st day of December, a General Balance Sheet shall be prepared which the Board of Directors shall present for consideration at the Annual Shareholders' Meeting along with the Annual Report, which together shall set forth the financial condition of the Corporation for the fiscal year, accompanied by a Profit and Loss Statement and the report of the independent external auditors. In the event that shareholders representing ten percent or more of the issued shares formulate comments and/or proposals related to the course of the corporation's business and, provided they so request, a faithful summary of their comments and proposals shall be included as an annex to the Annual Report. The General Balance Sheet and a duly audited Profit and Loss Statement shall be published in a daily newspaper of major circulation in the Corporation's principal place of business not less than ten nor more than twenty days after the date of the Annual Shareholders' Meeting.

ARTICLE THIRTY-SEVEN: The net profits reflected on each balance sheet shall be distributed in accordance with the following procedure: (a) except as otherwise agreed and unanimously adopted by the issued shares, an amount equal to not less than 30 percent of the net profits to be distributed as a dividend to shareholders in cash and pro rata according to the number of shares held; (b) the amount of the net profits after the payment of dividends may be used to form reserve funds which may at any time be capitalized following amendment of the Corporate Bylaws, or used to pay dividends in future fiscal years. The minimum obligatory dividend shall be paid by the Corporation in accordance with the provisions of the first section of Article 81 of Law No. 18,046. Additional dividends which the Annual Shareholders' Meeting agrees to pay shall be distributed within the fiscal year and on the date fixed by the Annual Shareholders' Meeting or the Board of Directors, if authorized to such effect. The Annual Shareholders' Meeting or the Board of Directors, as the case may be, shall set the date on which the agreed dividends shall be paid, and shareholders qualifying under the final part of Article 81 of Law No. 18,046 shall be entitled to such dividends.

TITLE NINE

DISSOLUTION AND LIQUIDATION

ARTICLE THIRTY-EIGHT: The Corporation shall necessarily be dissolved and liquidated for the legal reasons indicated in Article 103 of Law No. 18,046 insofar as they are applicable.

ARTICLE THIRTY-NINE: The liquidation shall be carried out by three persons selected by the shareholders' meeting. The liquidators shall perform their duties for a term of three years, and may be reelected only once. The Liquidation Commission shall appoint a President from among its members who shall represent it judicially and extra-judicially.

ARTICLE FORTY: The liquidators shall act on any given matter when at least two members are in agreement. The Liquidation Commission shall be vested with the powers granted by the shareholders' meeting, but in all cases, unless the shareholders' meeting shall limit such powers, they shall be understood to represent the Corporation judicially and extra-judicially, and shall be invested with such full powers of administration and disposition which the law or the Bylaws do not establish as belonging exclusively to the shareholders' meeting, and the Liquidation Commission may delegate part of its powers to one or more liquidators or to other persons for certain reasons.

ARTICLE FORTY-ONE: During the liquidation, the Annual Shareholders' Meeting shall continue to meet and the liquidators shall provide information related to the progress of the liquidation at such meetings; the Annual Shareholders' Meeting and the liquidators shall agree upon measures needed to conclude the liquidation.

ARTICLE FORTY-TWO: The duties of the liquidators shall be remunerated, and the Annual Shareholders' Meeting shall determine such remuneration.

ARTICLE FORTY-THREE: A liquidator who dies, resigns, is incapacitated for legal reasons or is declared bankrupt shall automatically cease his duties. The shareholders' meeting shall fill the vacancy thereby produced, and may likewise revoke at any time the mandate of the liquidators it has appointed.

ARTICLE FORTY-FOUR: If all shares are held by one person, it shall not be necessary to appoint liquidators. In such case, the Board of Directors shall solicit the approval of the SVS to permit the transfer or conveyance which shall determine the dissolution of the Corporation and conduct any further publicity procedures required by law.

TITLE TEN

ARBITRATION

ARTICLE FORTY-FIVE: The differences which arise among shareholders in their capacity as such, or between shareholders and the Corporation or its administrators, either during the term of the Corporation or during its liquidation, shall be resolved by an arbitrator appointed by the Higher Civil Court of First Instance of Santiago who shall be on duty at the time of the appointment. The decision of the arbitrator shall not be subject to appeal. Notwithstanding, the recourse of cassation or reversal of a sentence may be applied in the form and for causes applicable to this type of arbitration which are provided by law. Notwithstanding the preceding, in case of conflict, the plaintiff may refuse to recognize the arbitrator's competency and submit the matter for decision by the Ordinary Legal Courts.

TITLE ELEVEN

TEMPORARY PROVISIONS

TRANSITORY ARTICLE ONE: With respect to permanent Article Thirteen of the Bylaws and unless agreed otherwise, remuneration for the Board of Directors shall be as follows: each Director shall receive as remuneration for his services an allowance of five Unidades Tributarias monthly for each meeting of the Board of Directors he attends. In addition, the Board of Directors shall receive five percent of the net profits reflected in the Annual Balance Sheet which shall be distributed in equal parts or shares among the Directors in office. With respect to the applicability of this Article, the Annual Shareholders' Meeting shall make an annual declaration of the remuneration fixed for each period.

TRANSITORY ARTICLE TWO: The capital stock increase of TWO BILLION ONE HUNDRED NINETY-NINE MILLION SIX HUNDRED EIGHTY THOUSAND CHILEAN PESOS ($2,199,680,000 Chilean Pesos) to THREE BILLION EIGHT HUNDRED FIFTEEN MILLION FIVE HUNDRED SIXTY THOUSAND CHILEAN PESOS ($3,815,560,000 Chilean Pesos), approved by the Extraordinary Shareholders' Meeting on June 11, 1986, shall be subscribed and fully paid in the following manner: (a) As provided in Article 10 of Law No. 18,046, after approval of the balance sheet for fiscal year 1984 by the Annual Shareholders' Meeting, the capital stock was legally increased in the amount of $488,320,000 Chilean Pesos as a result of the proportional capitalizing of the equity capital revaluation. In this way, the capital stock remained at $2,688,000,000 Chilean Pesos divided into 28,000,000 shares, par value $96 Chilean Pesos per share, fully subscribed and paid. Applying Article 6 of the Chilean Corporations Act of 1982, by carrying the par value of the shares to two decimals, there remained an excess of $8,960 Chilean pesos. (b) In accordance with the same legal provision, when the Annual Shareholders' Meeting approved the Balance Sheet for fiscal year 1985, the capital stock was legally increased in the amount of $712,320,000 Chilean Pesos, including the excess referred to in subsection (a) above, due to the distribution of equity capital revaluation. Consequently, the capital stock remained at $3,400,320,000 Chilean Pesos divided into 28,000,000 shares with a par value of $121.44 Chilean Pesos each, fully subscribed and paid. By rounding the par value of the shares to two decimals, there remains an excess of $11,334 Chilean Pesos which will increase the revaluation of the capital for the coming fiscal year, pursuant to the provisions of Section Two of Article 6 of the Chilean Corporations Act of 1982. (c) To complete the amount of the capital increase to $3,815,560,000 Chilean Pesos, it was agreed to transfer to capital the following amounts from the indicated funds as reflected in the Balance Sheet at December 31, 1985: (One) The amount of $87,861 Chilean Pesos derived from the Reserve Fund for Future Capital Increases. (Two) The total amount of the Reserve Fund for Future Capitalizations, in effect, the amount of $415,152,139 Chilean Pesos. (d) Consequently, based on the preceding capitalizations, the capital stock now remains at $3,815,560,000 Chilean Pesos divided by 28,000,000 shares, par value $136.27 Chilean Pesos per share, fully subscribed and paid. (e) The capital increase, as indicated, shall be passed on to the shareholders through an increase in the par value of the 28,000,000 issued and outstanding shares of $78.56 Chilean Pesos to $136.27 Chilean Pesos per share, as provided in the Bylaws. (f) The Board of Directors of the Corporation is authorized to carry out the agreed capital increase by effecting the capitalizations referred to above, which shall be fully implemented within a period of three years from the date of this agreement. The Board of Directors shall also be authorized to consider and resolve any matters not provided under this Article which are necessary to make the capital increase effective.

TRANSITORY ARTICLE THREE: ONE: By agreement of the Extraordinary Shareholders' Meeting on June 11, 1986, the capital stock was increased to $3,815,560,000 Chilean Pesos, divided into 28,000,000 shares with a par value of $136.27 Chilean Pesos per share, fully subscribed and paid in the manner described in Transitory Article Two of these Bylaws. By application of Article 10 of Law No. 18.046, following approval by the Annual Shareholders' Meeting with respect to the Balance Sheets of the Corporation for the years 1986, 1987 and 1988, as a result of the proportional capitalizing of the revaluation of its equity capital ordered by such legal provision, the capital stock of the Corporation was legally increased in the amount of $1,611,400,000 Chilean Pesos, remaining fixed currently at the amount of $5,426,960,000 Chilean Pesos divided into 28,000,000 shares with a par value of $193.82 Chilean Pesos per share. TWO: In order to effect the agreements adopted by the Extraordinary Shareholders' Meeting held on April 25, 1989, the number of shares in which to divide the capital stock was increased from 28,000,000 shares to 280,000,000 shares in a single series and the par value of the shares was canceled, enabling the increase to be passed on to the shareholders through an exchange of the certificates of the current issuance, which shall have no value, for new certificates representing shares without par value at the rate of 10 new shares for each share of the previous issuance held by the shareholder. The Board of Directors shall be authorized to proceed to exchange the shares and its certificates within a period of 90 days from the date of this meeting. For such purpose, a press release shall be published in the same daily newspaper which publishes calls for shareholders' meetings announcing the specific date from which the certificate exchange shall occur. Shareholders who are registered in the Shareholder Registry five business days prior to the date set by the Board of Directors to effect the exchange shall have the right to participate in the exchange to the extent of the number of shares held at that time. Likewise, the Board of Directors shall be authorized to approve and resolve any matters not provided under this Article which are necessary or conducive to effecting this amendment to the Bylaws.

TRANSITORY ARTICLE FOUR: The increase in capital stock of the Corporation agreed upon by the Extraordinary Shareholders' Meeting on March 2, 1993, shall be effected, subscribed and paid in the following manner:

ONE: It is hereby established, in order to update the Corporate Bylaws, that in accordance with the provisions of Article 10 of Law No. 18,046, following approval by the respective Annual Shareholders' Meeting of the Balance Sheets of the Corporation for the fiscal years 1989, 1990 and 1991, that the capital stock established in the form described in Transitory Article Three above was legally increased by the amount of $4,591,136,803 Chilean Pesos as a result of the proportional capitalization of the equity capital revaluation provided under the above regulations. Accordingly, on the date of convening this Extraordinary Shareholders' Meeting the capital stock shall be fixed by operation of law at the amount of $10,018,096,803 Chilean Pesos, divided into 280,000,000 registered shares without par value, fully subscribed and paid.

TWO: To increase the capital stock from the figure appearing in Paragraph One above to the amount of $38,893,096,803 Chilean Pesos, the Extraordinary Shareholders' Meeting resolved to issue 57,750,000 new shares payable without par value, with a price or placement value of $500 Chilean Pesos per share, and the Board of Directors shall be authorized to issue such shares in one or various stages, at such value or at a higher value. Payment of these shares shall be made in cash.

Such shares shall be offered on a preferred basis to the Shareholders pro rata in accordance with the number of shares recorded in their names in the Shareholder Registry on the fifth business day prior to the date of publication of the subscription option.

Shares which were not subscribed within the deadline by the Shareholders having rights thereto, shares which were products of fractions produced pro rata by the Shareholders and shares corresponding to waived options by the Shareholders having subscription rights, may be offered to third parties by the Board of Directors in the form and conditions established by law and the Chilean Corporations Act. It was resolved to evidence on record that it is the intention of the Board of Directors to place an offering to third parties on the international market, in the form of American Depositary Receipts (ADRs), of that portion of the capital increase which was not subscribed by the Shareholders, as indicated above.

In no event shall a placement offering to third parties be made on conditions or prices more favorable than the preferred offer to the Shareholders having rights to such shares.

The Board of Directors of the Corporation is fully authorized to determine the time, manner, conditions and other terms of this issuance of shares within the framework of the prior agreements and in compliance with all legal rules and regulations governing this matter which may be pertinent and applicable to this capital increase and/or not provided under this Transitory Article Four.

The total capital increase referred to in this temporary provision shall be fully subscribed and paid within a period of one year from the date of this agreement, which date is March 2, 1993.

TRANSITORY ARTICLE FIVE: The capital increase of the Corporation resolved by the Extraordinary Shareholders' Meeting on April 29, 1997, shall be effected, announced and paid in the following manner:

ONE: It is hereby established, in order to update the Corporate Bylaws, that in accordance with the provisions of Article 10 of Law No. 18,046, following approval by the respective Annual Shareholders' Meeting of the Balance Sheets of the Corporation for the fiscal years 1992, 1993, 1994, 1995 and 1996, that the capital stock established in the form described in Transitory Article Four above was legally increased by the amount of $17,581,236,644 Chilean Pesos as a result of the capitalization in proportion to the equity capital revaluation provided under the above regulation. Accordingly, on the date of convening this Extraordinary Shareholders' Meeting the capital stock shall be fixed by operation of law at the amount of $56,474,333,447 Chilean Pesos, divided into 337,750,000 registered shares without par value, fully subscribed and paid.

TWO: To increase the capital stock from the figure appearing in Paragraph One above to the amount of $104,724,333,447 Chilean Pesos, the Extraordinary Shareholders'Meeting resolved to issue 48,250,000 new shares payable without par value, with a price or placement value of $1,000 Chilean Pesos per share, and the Board of Directors shall be authorized to issue such shares in one or various stages, at such value or at a higher value. Payment of these shares shall be made in cash.

Such shares shall be offered on a preferred basis to the Shareholders pro rata in accordance with the number of shares recorded in their names in the Shareholder Registry on the fifth business day prior to the date of publication of the subscription option.

Shares which were not subscribed within the deadline by the Shareholders having rights thereto, shares which were products of fractions produced pro rata by the Shareholders and shares corresponding to waived options by the Shareholders having subscription rights, may be offered to third parties by the Board of Directors in the form and conditions established by law and the Chilean Corporations Act.

In no event shall a placement offering to third parties be made on conditions or prices more favorable than the preferred offer to the Shareholders having rights to such shares.

The Board of Directors of the Corporation is fully authorized to determine the time, manner, conditions and other terms of this issuance of shares within the framework of the prior agreements and in compliance with all legal rules and regulations governing this matter which may be pertinent and applicable to this capital increase and/or not provided under this Transitory Article Five.

The total capital increase referred to in this temporary provision shall be fully subscribed and paid within a period of three years from the date of this agreement, which date is April 29, 1997.

TRANSITORY ARTICLE SIX: The increase in the number of Directors of the Corporation, from six to seven, resolved by the Extraordinary Shareholders' Meeting on April 24, 2001, shall become effective as of the same date in order for the Annual Shareholders' Meeting, which shall be convened immediately following this meeting, to proceed to elect a Board of Directors composed of seven members. The above shall be effected without prejudice to the subsequent complete legalization of this amendment to the Bylaws in the manner and within the time period established by applicable law.

TRANSITORY ARTICLE SEVEN: The capital increase of the Corporation resolved by the Extraordinary Shareholders' Meeting on July 10, the 2002, was increased from $96,127,400,217 Chilean Pesos, divided into 386,000,000 shares without pare value to $178,574,735,146 Chilean Pesos, divided into 2,906,000,000 shares without pare value, shall be effected, subscribed and paid in the following manner:

ONE: In first place, it is hereby established that in the Extraordinary Shareholders Meeting held on April 29, 1997, agreed to increase the Corporation's capital to $104,724,333,447 Chilean Pesos, divided into 386,000,000 shares without pare value. As of the date of the Shareholders Meeting, the Corporation capital was fixed in accordance of Article 10 of Law No. 18,046 at the amount of $56,474,333,447 shares, divided into 337,750,000 shares without pare value, fully subscribed and paid. Accordingly, on the date of convening this Extraordinary Shareholders' Meeting the capital stock increased to $48,250,000,000 Chilean Pesos, through the issuance of 48,250,000 shares without pare value. During the preemptive rights offering period, the Company's shareholders subscribed and paid 33,167,661 shares with a price or placement value of $1,000 Chilean Pesos per share. Subsequently, expired the term of the rights offering period and by the agreement of an Extraordinary Shareholders Meeting held on April 28, 1998, the period to subscribe and paid was extended from one to three years the aforementioned capital increase, the remaining 15,082,339 shares was offered and sold through the exchange, in accordance of established in the final incise of Article 29 of Open Corporation Regulation. In the sale executed though the Santiago Stock Exchange in April 2000, the Company obtained $6,485,405,770 Chilean Pesos, equivalent to a price of $430 per share, these price was lower that the placement price of the rights offering ($1,000 per share and that would let a capital of $104,724,333,447 Chilean Pesos. Consequently, there was a lower value of $8,596,933,230 Chilean Pesos in the placement of the remaining shares, therefore the capital was $96,127,400,217, divided into 386,000,000 shares without pare value and no as was agreed in the Extraordinary Shareholders Meeting held on April 29, 1997 of $104,724,333,447 Chilean Pesos.

TWO: It is hereby established, that in accordance with the provisions of Article 10 of Law No. 18,046, following approval by the respective Annual Shareholders' Meeting of the Balance Sheets of the Corporation for the fiscal years 1997, 1998, 1999, 2000 and 2001, that the capital stock was legally increased by the amount of $19,447,334,929 Chilean Pesos as a result of the capitalization in proportion to the equity capital revaluation provided under the above regulation. Accordingly, on the date of convening this Extraordinary Shareholders' Meeting the capital stock shall be fixed by operation of law at the amount of $115,574,735,146 Chilean Pesos, divided into 386,000,000 registered shares without par value, fully subscribed and paid.

THREE: To increase the capital stock from the figure appearing in Paragraph TWO above to the amount of $178,574,735,146 Chilean Pesos, the Extraordinary Shareholders' Meeting resolved to issue 2,520,000,000 new shares payable without par value, the Board of Directors shall be authorized to issue such shares in one or various stages and to fix the price of placement. In virtue of these delegation of faculties, the Board of Directors would, in consequence, fix the price of each share within the next 120 days after the Extraordinary Shareholders Meeting. The Board of Directors of the Corporation is authorized to carry out the agreed capital increase, which shall be fully implemented within a period of three years from the date of this agreement.

Payment of these shares shall be includes the alternatives to subscribe shares either through payment in cash and/or the capitalization of existing debt, the Company's Board of Directors was granted the authority to make certain decisions regarding the specific via of pay the shares of these capital increase. In the case that the Board of Director agreed the payment in cash and/or the capitalization of existing debt, the payments or contributions in goods other than cash, will be estimated by a financial expert and such credits and estimations would be approved on an Extraordinary Shareholders Meeting, according to Article 15 of Law 18,046. Such shares shall be offered on a preferred basis to the Shareholders pro rata in accordance with the number of shares recorded in their names in the Shareholder Registry on the fifth business day prior to the date of publication of the subscription option. Shares which were not subscribed within the deadline by the Shareholders having rights thereto, shares which were products of fractions produced pro rata by the Shareholders and shares corresponding to waived options by the Shareholders having subscription rights, may be offered to third parties by the Board of Directors in the form and conditions established by law and the Article 29 of the Chilean Corporations Act. In no event shall a placement offering to third parties be made on conditions or prices more favorable than the preferred offer to the Shareholders having rights to such shares, considering the Article 29 of the Chilean Corporations Act.

The shares will be offered and sold in a transaction outside the United States and will be offered and sold only to Non-U.S. Persons.

The Board of Directors of the Corporation is fully authorized to determine the time, manner, conditions and other terms of this issuance of shares within the framework of the prior agreements and in compliance with all legal rules and regulations governing this matter which may be pertinent and applicable to this capital increase and/or not provided under this Transitory Article Six.

It was agreed to leaf evidence that the capital increase is a part of the Company's financial restructuring, that includes also, the refinancing of the credits, no including the Bonds issued by Madeco, both the capital increase and the refinancing of the credits looks the same purpose, the improvement of the Company's financial structure. Well now, due to the fact that is not yet signed the contract between Madeco and its debholders, even though exists a pre-agreement, the Board in order to protect the interest of the Company's shareholders, agreed to implement a mechanism of subscription and payment of shares that allows shareholders to subscribe its respective portion of new shares, only in the event that the refinancing contract is signed.

For such purpose, the Company is evaluating hired a bank or an financial entity, in order to acting as the mandatory of shareholders that preferred to used of the aforementioned mechanism, acting for them subscribe and pay the correspondent shares only in the event that the financial restructuring contract includes the following general conditions:

  The contract includes at least 95% of the financial debt as of the date of subscription, not including the Bonds issued by the Company;

  The maximum interest rate included in the refinance are LIBOR + 2.2% annual or TAB + 1.75% annual; and,

  The remaining portion of the debt has to be reschedule to seven years, with 3 years of grace period.

In addition, in order that the mandatory agency subscribe and pay the shares, the capital increase have to reach at least $47,000,000,000 Chilean Pesos, in cash or/and capitalization of existing debt. In the event that during the preemptive rights offering period was not subscribed the aforementioned agreement between the Company and its debtholders in the terms mentioned above and have not reach the minimum amount of the capital increase, the mandatory agency will no subscribe the shares and will restitute the funds for those effects to Shareholders. The Board is granted the authority to regulate the establishment of the aforementioned mechanism, including the operation, additional conditions that must be fulfilled in order to the agency subscribe the shares and the manner in which the shareholders will have access to the mechanism to subscribe and pay shares thought the agency.

The cost of the subscription mechanism will be paid by the Company, because is a matter of general interest of shareholders, to whom the mechanism will be free of charges.

The total capital increase referred to in this temporary provision shall be fully subscribed and paid within a period of three years from the date of this agreement, which date is July 10, 2002.

TRANSITORY ARTICLE EIGHT: The capital increase of the Corporation resolved by the Extraordinary Shareholders' Meeting on November 14, 2002, shall be effected, announced and paid in the following manner:

ONE: It is established that this Shareholders Meeting agreed to leave without effect, in the portion no subscribed, the capital increase approved at the Extraordinary Shareholders Meeting held on July 10, 2002, therefore the capital stock amount to $116,062,510,846 Chilean Pesos, divided into 405,511,028 shares without pare value, fully subscribed and paid. To effect, was modified Article Five of the Company's bylaws, setting up on that article the capital stock and the number of shares previously indicated, as was mentioned in the Act of the Extraordinary Shareholders Meeting held on November 14, 2002, the text is not included in the transitory article nine in order to avoid unnecessary repetitions.

TWO: To increase the capital stock from the figure appearing in Paragraph One above to the amount of $217,442,506,846 Chilean Pesos, the Extraordinary Shareholders Meeting resolved to issue 5,632,222,.000 new shares payable without par value, in the following manner:

a) 493,334,000 of the new shares, equivalent to 8.76% will be intended for compensation plans that the Board will develop, authorized for such purpose. In respect of these portion of the capital increase, shareholders will no have preemptive rights, according to Article 24 of Law No. 18,046. The period to subscribe and paid these shares will be five years from the date of this Meeting.

The Board was granted the authorization to issued the shares in one or several stages, according too the compensation plans develop for such purpose.

b) The residuary 5,138,888,000 shares agreed to issued by the Shareholders Meeting, shall be offered on a preferred basis to the Shareholders pro rata in accordance with the number of shares recorded in their names in the Shareholder Registry on the fifth business day prior to the date of publication of the subscription option.

The Board was granted the authorization to issue the share in one or several stages, shall be fully subscribed and paid within a period of three years from the date of this agreement. The Board of Directors of the Corporation is fully authorized to determine the price or placement value of shares to the pertinent capital increase. By virtue of the authorization the Board shall fix the price of each share within the following 120 days from the date of these Extraordinary Meeting.

The shares payment that the Extraordinary Meeting agreed to issue will be in cash and shall be made in cash or capitalization of existing debt or any other via permitted by law, the Board was granted to determine: a) the specific manner of share payment of these capital increase and, b) the portion, percentage or share number of the aforementioned capital increase that can be paid though cash or other goods different of cash, being able to agreed that all of them or a portion of them will be pay in either ways.

In the case that the Board agreed that the share payment will be made in cash and other goods, such agreement will be subject to the condition that the payments in cash and other goods different than cash, have to take place though the credits and/or bonds approved at the Shareholders Meeting with the correspondent estimation of the financial expert, as subject to be given or capitalized, total or partially, in accordance of Article 15 of Law No. 18,046.

The portion of the shares that shareholders will have preemptive rights, will be subscribed and paid in accordance of the Mechanism of Subscription and Payment of Shares approved at the Shareholders Meeting and the Regulation that the Board develop for such purpose, in accordance of the faculties granted for such purpose. The shares that are part of the Compensation Plan, will be paid directly the Corporation from those involve in the aforementioned plan.

Shares which were not subscribed within the deadline by the Shareholders having rights thereto, shares which were products of fractions produced pro rata by the Shareholders and shares corresponding to waived options by the Shareholders having subscription rights, may be offered to third parties by the Board of Directors in the form and conditions established by law and the Chilean Corporations Act of incise 4, Article 24 of the Law No.18,046. The Board was authorized to determine whether the remaining shares will be intended for compensation plans, and in that case the portion or percentage intended for such purpose. The portion of shares intended for the compensation plan shall be fully subscribed and paid within five years from the date of this Shareholders Meeting. For all purpose, the Board shall fulfill the norms of Article 24 of Law No. 18,046 and 29 of the Chilean Corporation Act.

In no event shall a placement offering to third parties be made on conditions or prices more favorable than the preferred offer to the Shareholders having rights to such shares, besides the norm included in Article 29 of the Chilean Corporation Act.

The shares will be offered and sold in a transaction outside the United States and will be offered and sold only to Non-U.S. Persons. However, the holders of ADRs will have the same duties of the Company's shareholders, those duties can be excerpted though the Depositary, in accordance with Article 219 of Law No. 18,045.

The Board of Directors of the Corporation is fully authorized to determine the time, manner, conditions and other terms of this issuance of shares within the framework of the prior agreements and in compliance with all legal rules and regulations governing this matter which may be pertinent and applicable to this capital increase and/or not provided under this Transitory Article Eight.

The total capital increase referred to in this temporary provision shall be fully subscribed and paid within a period of three years from the date of this agreement, which date is November 14, 2002. Notwithstanding the portion of the shares that are part of the compensation plan, of which can be subscribed and paid within the following 5 years, from November 14, 2002, according to Article 24 of Law No. 18,046".